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                                                                    EXHIBIT 10.1

                                  April 1, 2003



UAG Connecticut I, LLC
2555 Telegraph Road
Bloomfield Hills, MI 48302

UAG Realty, LLC                                     Automotive Group Realty, LLC
2555 Telegraph Road                                 2555 Telegraph Road
Bloomfield Hills, MI 48302                          Bloomfield Hills, MI 48302

UAG Connecticut, LLC                                Noto Holdings LLC
2555 Telegraph Road                                 342 West Putnam Avenue
Bloomfield Hills, MI 48302                          Greenwich, CT  06838


         RE: First Amended and Restated Limited Liability Company Agreement (the "Agreement") dated effective March 1, 2001, by and between Noto Holdings LLC ("Noto") and UAG Connecticut, LLC ("UAG") relating to the ownership of limited liability company membership interests of UAG Connecticut I, LLC (the "Company").

Gentlemen:

         In connection with the captioned Agreement, and to induce Noto to enter into and complete the transactions contemplated by the captioned Agreement, Automotive Group Realty, LLC, a wholly owned subsidiary of Penske Corporation ("AGR"), UAG, UAG Realty, LLC ("UAG Realty") and the Company have all agreed to execute and deliver to Noto this letter setting forth certain understandings with respect to the real property underlying the business operations of the Company and its subsidiaries.

         AGR currently holds title to the real property described on Schedule "A" attached hereto and all improvements thereon, along with any other real property acquired by AGR and used in connection with the business of the Company, (collectively referred to herein as the "Property" or "Properties"). The values reflected on Schedule A represent the investment in the properties made by AGR as of the date hereof (such amounts being referred to herein as the "Current Value"). Schedule "A" shall be amended and adjusted from time to time in order to reflect any additional investment by AGR in a Property or any other property used in connection with the Company's business. The Properties are currently leased by UAG Realty from AGR pursuant to a Lease Agreement dated September 29, 2000, as amended and as may be amended from time to time (the "Lease"), and the Company subleases the Properties from UAG Realty, LLC.



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         In connection with the execution of this letter, UAG and Noto have entered into the Agreement which, among other things, serves to convey a membership interest in the Company to Noto. AGR intends to convey to Noto a twenty percent (20%) share of appreciation in the Properties in exchange for Noto's guarantee of twenty percent (20%) of the rent payments due under the Lease, on the terms and conditions set forth below.

         So long as Noto is not in default of its obligations under the Agreement and UAG Realty is not in default of its obligations under the Lease, upon the sale and transfer of all or any of the Properties by AGR, AGR shall pay to Noto promptly upon completion of any such sale or transfer an amount equal to twenty percent (20%) of the positive difference between (i) the actual proceeds received by AGR on the date of the sale or transfer of the Property as sales price, net of all sales related costs including, but not limited to, transfer taxes, broker commissions and title policies, of the Property or Properties sold or otherwise transferred by AGR (the "Net Sale Proceeds") and (ii) the Current Value with respect to each Property sold or otherwise transferred by AGR. If the amount calculated pursuant to the immediately preceding sentence is less than zero, then Noto agrees to pay to AGR an amount equal to twenty percent (20%) of the difference between (i) the Current Value with respect to each Property sold or otherwise transferred by AGR, and (ii) the Net Sale Proceeds; provided, however, that the foregoing obligations of Noto may only be satisfied from proceeds from the Collateral (as defined below), if any, and except for the Collateral or proceeds therefrom AGR shall have no recourse against Noto or any other person for the foregoing obligations of Noto.

         In consideration for the interest conveyed herein, Noto hereby agrees to guarantee to AGR the payment of twenty percent (20%) of the monthly payment obligation of Base Annual Rent (as defined in the Lease) made by UAG Realty in accordance with the terms of the Lease as such Base Annual Rent may be increased or decreased from time to time. This guarantee shall terminate with respect to each Property upon the sale and transfer of that Property by AGR. This guaranty is secured by Noto's limited liability ownership interest in the Company (the "Collateral") which is pledged to AGR in accordance with a Pledge Agreement of even date herewith. UAG Realty will use its best commercial efforts to make timely lease payments. AGR shall copy Noto on any written notice of an Event of Default (as defined in the Lease) provided to UAG Realty under the Lease with respect to all or any of the Properties and agrees to provide Noto with an opportunity to cure such default on the same terms that the Lease permits UAG Realty the opportunity to cure an Event of Default.

         The parties acknowledge that the amount of the payments made under the Lease to AGR has been structured to provide AGR with sufficient funds to pay the interest only on its mortgage loan relating to the Property together with a reasonable sum above such interest costs to reimburse AGR for expenses incurred in connection with its administration of the Property. While this Agreement is in effect, Noto shall have the right to participate in any net refinancing proceeds relating to the Property on the twenty percent (20%) basis



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set forth above, provided that Noto agrees to apply its guarantee to any additional amount of Lease payments made as a result of the refinancing.

         The obligations of AGR and Noto hereunder shall terminate upon the expiration of the term of the Lease, as extended from time to time.

         This agreement shall not serve to eliminate, modify or alter the obligations of UAG Realty under the Lease and UAG Realty hereby reaffirms its obligations thereunder.

         All capitalized terms not defined herein shall have the meaning ascribed to them by the Agreement.

         This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them including, but not limited to, a certain letter agreement dated March 1, 2001, with respect to such subject matter.


UAG CONNECTICUT I, LLC                   AUTOMOTIVE GROUP REALTY, LLC



/s/ Robert H. Kurnick, Jr.               /s/ Aaron Michael
-------------------------------          -------------------------------
By:      Robert H. Kurnick, Jr.          By:      Aaron Michael
Its:     Assistant Secretary             Its:     Vice President


 UAG REALTY, LLC                         NOTO HOLDINGS LLC



/s/ Robert H. Kurnick, Jr.               /s/ Lucio A. Noto
-------------------------------          --------------------------------
By:      Robert H. Kurnick, Jr.          By:      Lucio A. Noto
Its:     Assistant Secretary             Its:     Member


UAG CONNECTICUT, LLC


/s/ Robert H. Kurnick, Jr.
-------------------------------
By:      Robert H. Kurnick, Jr.
Its:     Assistant Secretary



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